UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (date of earliest event reported): August 23, 2023

Expion360 Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-41347	81-2701049
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

2025 SW Deerhound Avenue
Redmond, OR	97756
(Address of principal executive offices)	(Zip Code)

(541) 797-6714

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	XPON	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company [X]

If an emerging growth company, indicate by check mark if registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.[ ]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors and Chairman of the Board

On August 24, 2023, the Board of Directors (the “Board”) of Expion360 Inc. (the “Company”), acting pursuant to the authority granted under the Company’s Bylaws, appointed Tien Nguyen and Brian Schaffner to serve as members of the Board, each to fill an existing vacancy on the Board. Messrs. Nguyen and Schaffner will serve as members of the Board until the Company’s 2023 annual meeting of stockholders or until their respective successors are duly elected and qualified. Mr. Nguyen was also appointed to serve as a member of the Audit Committee, a member of the Corporate Governance Committee, and Chairman of the Compensation Committee, in each case effective immediately. In addition, Paul Shoun, the Company’s President and Chief Operating Officer, and a current member of the Board, was appointed to serve as Chairman of the Board.

Mr. Nguyen is a successful entrepreneur and executive with expertise in engineering, technology, wireless systems, and energy storage. Mr. Nguyen has been managing personal and family investments from 2021 until the present. Mr. Nguyen was a partner in Lumini Partner LLC, which supported and studied international energy industrial projects using microgrid systems to reduce utility dependency, from 2019 to 2020. Mr. Nguyen was the founder of FitTech Software LLC, an artificial intelligence software company in the health and fitness industry, and served as the Chairman from 2016 until 2019. From 2012 to 2016, Mr. Nguyen was the Chief Executive Officer of Quantum Energy Storage Corporation, an energy storage company. Previously, Nr. Nguyen was the Chief Strategy Officer of Onramp Wireless Inc. from 2010 to 2012, and the Chief Executive Officer of AppleTree Educational LLC from 2007 to 2010. Mr. Nguyen was also the founder of CommASIC Inc., a leading wireless semiconductor broadband company, which was acquired by Freescale Semiconductor in 2005. He served as a director of Freescale Semiconductor from 2005 until 2007. Prior to that, Mr. Nguyen served as the Chief Executive Officer of Linskys Consulting from 1997 until 2001. Mr. Nguyen began his career at General Dynamics and Qualcomm Inc. where he was focused on ASIC engineering. Mr. Nguyen graduated from San Diego State University with a B.S.E.E. in 1983. The Company believes Mr. Nguyen is qualified to serve as a member of the Board because of his experience and success serving as an executive in various industries and his extensive experience in the energy storage industry.

Mr. Schaffner has served as the Company’s Chief Executive Officer since January 2023 and was previously Chief Financial Officer beginning in March 2021. Mr. Schaffner is a seasoned executive having served over the past three decades in a variety of capacities including CEO, CFO, CIO, controller and VP Finance in senior-living, assisted-living skilled nursing facilities, retail stores and schools. Mr. Schaffner’s educational instructional experience includes the secondary and university levels with courses including accounting, cost accounting, management, personal finance, welding, auto mechanics and aviation ground school. Mr. Schaffner graduated from Walla Walla College with a B.S. in Business Administration and Accounting in 1992, and from the University of Phoenix with an M.B.A. in 1997. The Company believes Mr. Schaffner is qualified to serve as a member of the Board due to his significant knowledge of our business and industry due to his role as one of our executive officers and his extensive experience serving as an executive in various industries.

There are no arrangements or understandings between Mr. Nguyen and any other person, or between Mr. Schaffner and any other person, pursuant to which either of them were appointed to serve on the Board. There are no relationships involving Mr. Nguyen or Mr. Schaffner that are required to be reported pursuant to Item 404(a) of Regulation S-K.

Mr. Nguyen will be compensated for his service to the Board and committees of the Board in accordance with the Company’s standard compensation policy for non-employee directors. Mr. Schaffner will not be compensated for his service to the Board since he is an executive officer. In addition, Mr. Shoun will not be compensated for serving as Chairman of the Board since he is an executive officer.

A copy of the press release announcing the appointment of Messrs. Nguyen and Schaffner as members of the Board, and Mr. Shoun’s appointment as Chairman of the Board, is attached hereto as Exhibit 99.1. The information contained in Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. Such information shall not be deemed incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing, except as otherwise expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)        Exhibits

Exhibit No.	Description
99.1	Press Release, dated August 24, 2023, issued by the Company.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Expion360 INC.

Date: August 24, 2023	By:	/s/ Brian Schaffner
Name: Brian Schaffner
Title: Chief Executive Officer